AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION,
dated as of February 27, 2003 (the "Agreement"), by and between LSA Variable Series Trust, a Delaware statutory trust ("LSAVST"), acting on behalf of its Disciplined Equity Fund ("Acquired Fund") and its Focused Equity Fund ("Acquiring Fund"), and LSA Asset Management LLC ("LSAAM"), a Delaware limited liability company, but for purposes of Section 4.2 of the Agreement only.

                              W I T N E S S E T H:

WHEREAS, LSAVST is an investment company registered with the SEC under the Investment Company Act that offers separate series of its shares representing interests in separate investment portfolios for sale to separate accounts of life insurance companies to support investments under variable annuities and variable life insurance contracts issued by such companies; and

WHEREAS, LSAVST desires to provide for a reorganization through the transfer of all of the Acquired Fund's assets to the Acquiring Fund, with which it will combine in exchange for the issuance by the Acquiring Fund of shares in the manner set forth in this Agreement and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund; and WHEREAS, it is the intention of the parties to this Agreement that the Reorganization be a taxable combination of Funds pursuant to Sections 1001 and 1012 of the Code, and not a tax- free reorganization within the meaning of Section 368(a) of the Code; and WHEREAS, the Board of Trustees of LSAVST has determined that the Reorganization is in the best interests of each of the Acquiring Fund and Acquired Fund and that the interests of the existing shareholders of each of such Funds will not be diluted as a result of the Reorganization.

NOW, THEREFORE, in consideration of the foregoing premises and the agreements and undertakings contained in this Agreement, the parties agree as follows:

                                  ARTICLE 1 DEFINITIONS

Section 1.1 Definitions. For all purposes in this Agreement, the following terms shall have the respective meanings set forth in this Section 1.1 (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined): "Acquired Fund" means the Acquired Fund named above. "Acquired Fund Shareholders" means the holders of record of the issued and outstanding shares of beneficial interest in the Acquired Fund determined as of the close of business on the Valuation Date. "Acquired Fund Shareholders Meeting" means a meeting of the shareholders of the Acquired Fund convened in accordance with applicable law and the Agreement and Declaration of Trust of LSAVST to consider and vote upon the approval of the Reorganization for that Acquired Fund contemplated by this Agreement. "Acquired Fund Shares" means the issued and outstanding shares of beneficial interest in the Acquired Fund. "Acquiring Fund" means the Acquiring Fund named above. "Acquiring Fund Shares" means voting shares of the capital stock of LSAVST issued pursuant to Section
2.5 of this Agreement. "Agreement" means this Agreement and Plan of Reorganization, together with any schedules and exhibits attached hereto and all amendments hereto and thereof. "Closing" means the transfer of all the assets of the Acquired Fund to the Acquiring Fund, the assumption of all of the Acquired Fund's liabilities by the Acquiring Fund and the issuance of the Acquiring Fund Shares to the Acquired Fund as described in Section 2.1 of this Agreement. "Closing Date" means May 1, 2003, or such other date as LSAVST's Chairman or Vice President shall determine. "Code" means the Internal Revenue Code of 1986, as amended, and all rules and regulations adopted pursuant thereto. "Custodian" means Investors Bank & Trust Company, acting in its capacity as custodian for the assets of the Acquiring Fund and the Acquired Fund. "Effective Time" means 4:00 p.m. Eastern Time on the Closing Date or such other time on the Closing Date as LSAVST's Chairman or Vice President shall determine. "Funds" means the Acquired Fund and the Acquiring Fund. "Fund Financial Statements" shall have the meaning set forth in Section 3.3 of this Agreement. "Governmental Authority" means any foreign, United States, federal, state or local government, government agency, department, board, commission (including the SEC)or instrumentality, and any court, tribunal or arbitrator of competent jurisdiction, and any governmental or non-governmental self-regulatory organization, agency or authority (including the National Association of Securities Dealers, Inc., the Commodity Futures Trading Commission, and the National Futures Association). "Investment Company Act" means the Investment Company Act of 1940, as amended, and all rules and regulations adopted pursuant thereto. "Lien" means any pledge, lien, security interest, charge, claim or encumbrance of any kind. "LSAVST" means LSA Variable Series Trust, a Delaware business trust. "LSAVST Registration Statement" means the registration statement on Form N-1A, as amended, of LSAVST (SEC File Nos. 333-80845 and 811-09379). "Material Adverse Effect" means an effect that would cause a change in the condition (financial or otherwise), properties, assets or prospects of an entity having an adverse monetary effect in an amount equal to or greater than $50,000. "Person" means an individual or a corporation, partnership, joint venture, association, trust, unincorporated organization or other entity. "Reorganization" means (i) the transfer of all of the assets of the Acquired Fund in exchange for Acquiring Fund Shares; (ii) the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund; and (iii) the distribution of Acquiring Fund Shares to Acquired Fund Shareholders in complete liquidation and termination as described herein, all upon the terms and conditions set forth in this Agreement, and the termination of the Acquired Fund's status as a designated series of shares of LSAVST. "Required Shareholder Vote" shall have the meaning set forth in Section 3.13 of this Agreement. "Return" means any return, report or form or any attachment thereto required to be filed with any Governmental Authority. "SEC" means the United States Securities and Exchange Commission. "Securities Act" means the Securities Act of 1933, as amended, and all rules and regulations adopted pursuant thereto. "Tax" means any tax or similar Governmental Authority charge, impost or levy (including income taxes, alternative minimum tax and estimated tax, franchise taxes, transfer taxes or fees, sales taxes, use taxes, gross receipts taxes, value added taxes, employment taxes, excise taxes, ad valorem taxes, property taxes, withholding taxes, payroll taxes, minimum taxes, or windfall profit taxes), together with any related penalties, fines, additions to tax or interest, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof. "Valuation Date" shall be the business day prior to the Closing Date.

                          ARTICLE 2 TRANSFER OF ASSETS

Section 2.1 Reorganization. (a) The Acquired Fund agrees to transfer all of its assets to the Acquiring Fund. In exchange, the Acquiring Fund agrees to: (i) deliver to the Acquired Fund the number of full and fractional Acquiring Fund Shares computed in the manner set forth in Section 2.5; and (ii) assume all of the liabilities of the Acquired Fund. Such transaction shall take place on the Closing Date. (b) On or as soon after the Closing Date as is conveniently practicable, the Acquired Fund will: (i) distribute in complete liquidation, pro rata to the Acquired Fund Shareholders, all of the Acquiring Fund Shares received by the Acquired Fund pursuant to Section 2.1(a); and (b) thereupon proceed to dissolve and terminate as set forth in Section 2.4 below. Such distribution will be accomplished by the transfer of Acquiring Fund Shares credited to the account of the Acquired Fund on the books of the Acquiring Fund to open accounts on the share records of the Acquiring Fund in the name of the Acquired Fund Shareholders, and representing the respective pro rata number of Acquiring Fund Shares due to such shareholders. All issued and outstanding shares of the Acquired Fund will simultaneously be canceled on the books of the Acquired Fund. The Acquiring Fund shall not issue certificates representing Acquiring Fund Shares in connection with such transfer. (c) Ownership of Acquiring Fund Shares will be shown on the books of the Funds' transfer agent. Shares of the Acquiring Fund will be issued simultaneously to the Acquired Fund, in an amount equal in value to the net asset value of the Acquired Fund's shares, to be distributed to Acquired Fund Shareholders. Section 2.2 Valuation.
(a) The net asset value of Acquiring Fund Shares, and the net value of the assets of the Acquired Fund, shall be determined on the Valuation Date, and shall be computed in accordance with the policies and procedures of the Funds as described in the LSAVST Registration Statement. (b) All computations of value regarding the net assets of the Acquired Fund and the net asset value of the Acquiring Fund Shares to be issued pursuant to this Agreement shall be made by LSAVST and its service providers in the customary manner used in computing those Funds' net asset values each day. (c) The share transfer books of the Acquired Fund will be permanently closed as of the Effective Time. (d) In the event that on the Valuation Date, either: (i) the New York Stock Exchange or another primary exchange on which the portfolio securities of the Acquiring Fund or Acquired Fund are purchased or sold, shall be closed to trading or trading on such exchange shall be restricted; or (ii) trading or the reporting of trading on the NYSE or elsewhere shall be disrupted so that accurate appraisal of the value of the net assets of the Acquiring Fund or Acquired Fund is impracticable, the Valuation Date shall be postponed until the first business day after the day when trading is fully resumed and reporting is restored. Section 2.3 Delivery and Transfer. (a) Assets held by the Acquired Fund that are not already held by the Custodian shall be delivered by LSAVST to the Custodian on the Closing Date. No later than three (3) business days preceding the Closing Date, LSAVST shall instruct the Custodian to transfer these and all other Acquired Fund assets to the account of the Acquiring Fund as of the Effective Time. The assets so delivered shall be duly endorsed or in other proper form for transfer in such condition as to constitute a good delivery thereof, and shall be accompanied by all necessary federal and state stock transfer stamps, if any, or a check for the appropriate purchase price thereof. The Acquired Fund's cash that is not already held by the Custodian shall be delivered to the Custodian for the account of the Acquiring Fund on the Closing Date and shall be in the form of currency or wire transfer in Federal funds payable to the order of the account of the Acquiring Fund at the Custodian. (b) If, on the Closing Date, the Acquired Fund is unable to make delivery in the manner contemplated by Section 2.3(a) of securities held by the Acquired Fund for the reason that any of such securities purchased prior to the Closing Date have not yet been delivered to the Acquired Fund or its broker, then LSAVST shall waive the delivery requirements of Section 2.3(a) with respect to said undelivered securities if the Acquired Fund has delivered to the Custodian by or on the Closing Date, and with respect to said undelivered securities, executed copies of an agreement of assignment and escrow agreement and due bills executed on behalf of said broker or brokers, together with such other documents as may reasonably be required by LSAVST or the Custodian, including brokers' confirmation slips. (c) Investors Bank & Trust Company ("IBT"), as custodian for the Acquired Fund (the
"Custodian"), shall deliver at the Closing a certificate of an authorized officer stating that: (a) the Acquired Fund's portfolio securities, cash, and any other assets shall have been delivered in proper form to the Acquiring Fund on the Closing Date; and (b) all necessary taxes, including all applicable federal and state stock transfer stamps, if any, shall have been paid, or provision for payment shall have been made, in conjunction with delivery of portfolio securities by the Acquired Fund. Section 2.4 Termination of Series. As soon as reasonably practicable after the Closing, the status of the Acquired Fund as a designated series of shares of LSAVST shall be terminated. Section 2.5 Issuance of Acquiring Fund Shares. (a) At the Effective Time, the Acquired Fund Shareholders of record as of the Effective Time holding Acquired Fund Shares shall be issued that number of full and fractional shares of the Acquiring Fund having a net asset value equal to the net asset value of the Acquired Fund Shares held by the Acquired Fund Shareholder at the Effective Time. All issued and outstanding shares of beneficial interest in the Acquired Fund shall thereupon be canceled on the books of LSAVST. LSAVST shall provide instructions to LSAVST's transfer agent with respect to the Acquiring Fund Shares to be issued to Acquired Fund Shareholders. LSAVST shall instruct the transfer agent to record on LSAVST's books the ownership of Acquiring Fund Shares by Acquired Fund Shareholders and to forward a confirmation of such ownership to the Acquired Fund Shareholders. (b) IBT, as transfer agent for the Acquired Fund as of the Closing Date, shall deliver at the Closing a certificate of an authorized officer stating that its records contain the names and addresses of the Acquired Fund Shareholders, and the number and percentage ownership of outstanding shares owned by each such shareholder immediately prior to the Closing. The Acquiring Fund shall issue and deliver or cause IBT, its transfer agent, to issue and deliver a confirmation evidencing shares of the Acquiring Fund to be credited on the Closing Date to the Secretary of the Trust or provide evidence satisfactory to the Acquired Fund that such shares of the Acquiring Fund have been credited to the Acquired Fund's account on the books of the Acquiring Fund. At the Closing, each party shall deliver to the other such bills of sale, checks, assignments, share certificates, receipts and other documents, if any, as such other party or its counsel may reasonably request. Section 2.6 Investment Securities. The Acquired Fund will, within a reasonable period of time before the Closing Date, furnish the Acquiring Fund with a list of the Acquired Fund's portfolio securities and other investments. The Acquiring Fund will, within a reasonable time before the Closing Date, furnish the Acquired Fund with a list of securities, if any, on the Acquired Fund's list referred to above that do not conform to the Acquiring Fund's investment objectives, policies, and restrictions. The Acquired Fund, if requested by the Acquiring Fund, will dispose of securities on the Acquiring Fund's list before the Closing Date. In addition, if it is determined that the portfolio of the Acquired Fund and the Acquiring Fund, when aggregated, would contain investments exceeding certain percentage limitations imposed upon the Acquiring Fund with respect to such investments, the Acquired Fund, if requested by the Acquiring Fund, will dispose of a sufficient amount of such investments as may be necessary to avoid violating such limitations as of the Closing Date. Notwithstanding the foregoing, nothing herein will require the Acquired Fund to dispose of any investments or securities if, in the reasonable judgment of the Acquired Fund's trustees or investment adviser, such disposition would violate their respective fiduciary duties to the Acquired Fund's shareholders. Section 2.7 Liabilities. The Acquired Fund shall endeavor to discharge all of the known liabilities and obligations to the extent possible prior to the Closing Date. Notwithstanding the foregoing, any liabilities not so discharged shall be assumed by the Acquiring Fund, whether or not arising in the ordinary course of business, whether or not determinable at the Closing Date, and whether or not specifically referred to in this Agreement.

      ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF LSAVST ON BEHALF OF THE
                      ACQUIRED FUND AND THE ACQUIRING FUND


LSAVST, on behalf of the Acquired Fund and the Acquiring Fund, represents and warrants that: Section 3.1 Organization; Authority. LSAVST is duly organized, validly existing and in good standing as a statutory trust under Delaware law, with all requisite trust power and authority to enter into this Agreement and perform its obligations hereunder. Each Fund is a separate series of LSAVST and has been legally designated in accordance with LSAVST's Declaration of Trust.
Section 3.2 Registration and Regulation of LSAVST; Compliance. LSAVST is duly registered with the SEC as an investment company under the Investment Company Act, and, to the extent legally required, all shares issued by the Funds which have been or are being offered for sale have been duly registered under the Securities Act and have been duly registered or qualified under the securities laws of each state or other jurisdiction in which such shares have been or are being offered for sale, and no action has been taken by LSAVST to revoke or rescind any such registration or qualification. Section 3.3 Books, Records and Financial Statements. The books of account and related records of each Fund fairly reflect in reasonable detail its assets, liabilities and transactions in accordance with generally accepted accounting principles applied on a consistent basis. The audited financial statements for the fiscal year ended December 31, 2001 and the unaudited financial statements for the period ended June 30, 2002 (the "Fund Financial Statements") present fairly in all material respects the financial position of the respective Funds as of the dates indicated and the results of operations and changes in net assets for those periods in accordance with generally accepted accounting principles applied on a consistent basis for those periods. Section 3.4 No Material Adverse Changes; Contingent Liabilities. Since June 30, 2002, no material adverse change has occurred in the financial condition, results of operations, business, assets or liabilities of either Fund or the status of either Fund as a regulated investment company under the Code, other than changes resulting from any change in general conditions in the financial or securities markets or the performance of any investments made by the Fund or occurring in the ordinary course of business of the Fund or LSAVST. There are no contingent liabilities of either Fund not disclosed in the Fund Financial Statements which are required to be therein disclosed in accordance with generally accepted accounting principles. Section 3.5 Fund Shares; Business Operations. (a) All Fund Shares that have been (or are being) offered have been (or will be) duly authorized and validly issued and are fully paid and non-assessable. (b) Neither Fund has outstanding any warrants, options, convertible securities or any other type of right pursuant to which any Person could acquire Fund Shares, except for any right of investors to acquire Fund Shares at net asset value in the normal course of LSAVST's business as a series of an open-end management investment company operating under the Investment Company Act. Section 3.6 Due Authorizations; No Breaches or Defaults. The execution and delivery of this Agreement by LSAVST on behalf of the Funds and the performance by LSAVST of its obligations hereunder has been duly authorized by all necessary corporate action on the part of LSAVST other than the Acquired Fund Shareholders' approval of the Reorganization, and (i) constitutes the legal, valid and binding obligation of LSAVST in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors' rights generally, or by general equity principles (whether applied in a court of law or a court of equity and including limitations on the availability of specific performance or other equitable remedies); (ii) will not result in any violation of the Agreement and Declaration of Trust or by-laws of LSAVST; and (iii) will not result in a breach of any of the terms or provisions of, or constitute (with or without the giving of notice or the lapse of time or both) a default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation or imposition of any Lien upon any property or assets of either Fund (except for such breaches or defaults or Liens that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect) under (A) any indenture, mortgage or loan agreement or any other material agreement or instrument to which LSAVST is a party or by which it may be bound and which relates to the assets of either Fund or to which any property of either Fund may be subject; (B) any Permit (as defined below); or (C) any existing applicable law, rule, regulation, judgment, order or decree of any Governmental Authority having jurisdiction over LSAVST or any property of either Fund. Section 3.7 Governmental Authorizations. Other than those which shall have been obtained or made on or prior to the Closing Date, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required to be obtained or made by LSAVST, on behalf of either Fund, in connection with the due execution and delivery by LSAVST of this Agreement and the consummation by LSAVST of the transactions contemplated hereby. Section 3.8 No Actions, Suits or Proceedings. (a) There is no pending action, litigation or proceeding, nor, to the knowledge of LSAVST, has any litigation been overtly threatened in writing or, if probable of assertion, orally, against LSAVST, or either Fund, before any Governmental Authority which questions the validity or legality of this Agreement or of the actions contemplated hereby or which seeks to prevent the consummation of the transactions contemplated hereby, including the Reorganization. (b) There are no judicial, administrative or arbitration actions, suits, or proceedings instituted or pending or, to the knowledge of LSAVST, threatened in writing or, if probable of assertion, orally, against LSAVST affecting any property, asset, interest or right of either Fund that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to that Fund. There are not in existence on the date hereof any plea agreements, judgments, injunctions, consents, decrees, exceptions or orders that were entered by, filed with or issued by any Governmental Authority relating to LSAVST's conduct of the business of either Fund affecting in any significant respect the conduct of such business. With the exception of periodic routine SEC inspections, LSAVST is not, and has not been, to the knowledge of LSAVST, the target of any investigation by the SEC or any state securities administrator with respect to its conduct of the business of either Fund. Section 3.9 Contracts. Except as otherwise disclosed in writing to and accepted by the Acquired Fund, the Acquiring Fund has no material contracts or other commitments (other than this Agreement) that will be terminated with liability to it prior to the Closing Date. Section 3.10 Properties and Assets. Each Fund had good and marketable title to all properties and assets reflected in the Fund Financial Statements as owned by it, free and clear of all Liens, except as described in the Fund Financial Statements. None of either Fund's assets are subject to any impairment of title or lien that has not been incurred in the regular course of the Fund's investment operations or that is not of a type described in the Fund Financial Statements. Section 3.11 Taxes. (a) Each Fund has elected to be a regulated investment company under Subchapter M of the Code and has qualified as such for each taxable year since its inception and has at all times since inception satisfied the requirements of Part I of Subchapter M of the Code to maintain such qualification. After the Reorganization, the Acquiring Fund intends to continue to qualify as a regulated investment company. Neither Fund has earnings and profits accumulated in any taxable year in which the provisions of Subchapter M of the Code did not apply to it. In order to (i) ensure continued qualification of the Acquired Fund as a regulated investment company for tax purposes; and (ii) eliminate any tax liability of the Acquired Fund arising by reason of undistributed investment company taxable income or net capital gain, the Acquired Fund will declare and pay on or prior to the Closing Date to the shareholders of the Acquired Fund a dividend or dividends that, together with all previous such dividends, shall have the effect of distributing
(A) all of the Acquired Fund's investment company taxable income (determined without regard to any deductions for dividends paid) for the taxable year ended December 31, 2002 and for the short taxable year beginning on January 1, 2003 and ending on the Closing Date; and (B) all of the Acquired Fund's net capital gain recognized in its taxable year ended December 31, 2002 and in such subsequent short taxable year (after reduction for any capital loss carryover).
(b) All federal, state, local and other Returns and reports of each Fund required by law to be filed have been filed, and all Taxes required to be paid (whether or not a return or report is required) have been paid, or provision shall have been made for the payment thereof. No deficiencies for any Taxes have been proposed, assessed or asserted in writing by any taxing authority against either Fund, and no deficiency has been proposed, assessed or asserted, in writing, where such deficiency would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. No waivers of the time to assess any such Taxes are outstanding; nor are any written requests for such waivers pending, and no Returns of either Fund are currently being or have been audited with respect to income taxes or other Taxes by any Federal, state, local or foreign Tax authority. (c) The fair market value of the assets of the Acquired Fund transferred to the Acquiring Fund will equal or exceed the sum of the liabilities assumed by the Acquiring Fund, plus the amount of liabilities, if any, to which the transferred assets are subject. Section 3.12 Brokers. No broker, finder or similar intermediary has acted for or on behalf of LSAVST in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker's, finder's or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with LSAVST or any action taken by it.
Section 3.13 Voting Requirements. The vote of a majority of the Acquired Fund's outstanding voting securities, as defined in Section 2(a)(22) of the 1940 Act (the "Required Shareholder Vote") is the only vote of the holders of shares of beneficial interest in the Acquired Fund necessary to approve the Reorganization. Section 3.14 No Distribution. No Acquiring Fund Shares are being acquired for the purpose of any distribution thereof, other than in accordance with the terms of this Agreement. Section 3.15 Liabilities of the Acquired Fund. The liabilities of the Acquired Fund that are to be assumed by the Acquiring Fund in connection with the Reorganization, or to which the assets of the Acquired Fund to be transferred in the Reorganization are subject, were incurred by the Acquired Fund in the ordinary course of its business. Section 3.16 Value of Shares. The fair market value of Acquiring Fund Shares received by Acquired Fund Shareholders in the Reorganization will be approximately equal to the fair market value of the Acquired Fund Shares constructively surrendered in exchange therefor. Section 3.17 Consideration for Shares. No consideration other than the Acquiring Fund Shares (and the Acquiring Fund's assumption of the Acquired Fund's liabilities, including for this purpose all liabilities to which the assets of the Acquired Fund are subject) will be issued in exchange for the assets of the Acquired Fund acquired by the Acquiring Fund in connection with the Reorganization. Section 3.18 Registration of Acquiring Fund Shares. (a) The Acquiring Fund Shares to be issued pursuant to Section 2.6 will on the Closing Date be duly registered under the Securities Act by a Registration Statement on Form N-14 of LSAVST then in effect. (b) The Acquiring Fund Shares to be issued pursuant to Section 2.6 are duly authorized and on the Closing Date will be validly issued and fully paid and non-assessable. (c) The combined proxy statement/prospectus (the "Combined Proxy Statement/Prospectus") forming a part of LSAVST's Registration Statement on Form N-14 shall be furnished to Acquired Fund Shareholders entitled to vote at any Acquired Fund Shareholders Meeting. The Combined Proxy Statement/Prospectus and related Statement of Additional Information of the Acquiring Fund, when they become effective, shall conform to the applicable requirements of the Securities Act and the Investment Company Act and shall not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

                              ARTICLE 4 COVENANTS

Section 4.1 Operation in Ordinary Course. Each of the Acquiring Fund and Acquired Fund will operate its respective business in the ordinary course between the date of this Agreement and the Closing Date, it being understood that such ordinary course of business will include customary dividends and distributions, any other distribution necessary or desirable to avoid federal income or excise taxes, and shareholder purchases and redemptions. Section 4.2 Expenses. LSAAM will pay all expenses associated with the Reorganization. Reorganization expenses include, without limitation: (a) expenses associated with the preparation and filing of the Combined Proxy Statement/Prospectus; (b) postage; (c) printing; (d) accounting fees; (e) legal fees incurred by each Fund; (f) solicitation costs; (g) brokerage costs associated with liquidating holdings in the Acquired Fund that are not appropriate for transfer into the Acquiring Fund and brokerage costs associated with investing cash received by the Acquiring Fund in connection with the Reorganization; and (h) other related administrative or operational costs. The Funds will not pay any of these expenses. Section 4.3 Further Assurances. Each of the parties hereto shall execute such documents and other papers and perform such further acts as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall, on or prior to the Closing Date, use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the Reorganization, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the Reorganization.
Section 4.4 Consents, Approvals and Filings. LSAVST shall make all filings required of it, as soon as reasonably practicable, including those required under the Securities Act and the Investment Company Act, in order to facilitate prompt consummation of the Reorganization and any other actions contemplated by this Agreement. In addition, LSAVST shall use its reasonable best efforts (i) to comply as promptly as reasonably practicable with all requirements of Governmental Authorities applicable to it in relation to the Reorganization and any other actions contemplated herein and; (ii) to obtain as promptly as reasonably practicable all necessary permits, orders or other consents of Governmental Authorities and consents of all third parties required of it for the consummation of the Reorganization and any other actions contemplated herein. Section 4.5 Submission of Reorganization to Shareholders. LSAVST shall take all action necessary in accordance with applicable law and its Agreement and Declaration of Trust and by-laws to convene the Acquired Fund Shareholders Meeting to consider approval of the Reorganization. LSAVST shall use its reasonable best efforts to hold the Acquired Fund Shareholders Meeting as soon as practicable after the date hereof. ARTICLE 5

                   CONDITIONS PRECEDENT TO THE REORGANIZATION

Section 5.1 Conditions Precedent to LSAVST's Obligations With Respect to the Acquired Fund. The obligation of LSAVST to consummate the Reorganization on behalf of the Acquired Fund is subject to the satisfaction, at or prior to the Closing Date, of the following conditions. (a) The representations and warranties of LSAVST, on behalf of the Acquiring Fund participating in the Reorganization set forth in this Agreement, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though all such representations and warranties had been made as of the Closing Date. (b) LSAVST shall have complied with and satisfied in all material respects all agreements and conditions that this Agreement requires LSAVST, on behalf of the Acquiring Fund, to comply with or satisfy at or prior to the Closing Date.
Section 5.2 Conditions Precedent to LSAVST's Obligations With Respect to Both Funds. The obligations of LSAVST, on behalf of the Acquired Fund or the Acquiring Fund, to consummate the Reorganization are subject to the satisfaction, at or prior to the Closing Date, of the following conditions (in addition to any other conditions applicable to a Fund as set forth in Section
5.1 or 5.3): (a) LSAVST shall have complied with and satisfied in all material respects all agreements and conditions that this Agreement requires LSAVST to comply with or satisfy (other than those referred to in Section 5.1(b) above or
Section 5.3(b) below) at or prior to the Closing Date. (b) The Reorganization shall have been approved by the Acquired Fund shareholders by the Required Shareholder Vote. (c) The Registration Statement on Form N-14 filed by LSAVST with respect to the Acquiring Fund Shares to be issued to Acquired Fund Shareholders in connection with the Reorganization shall have become effective under the Securities Act, and no stop order suspending the effectiveness thereof shall have been issued and, to the best knowledge of the parties hereto, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened or contemplated under the Securities Act. (d) The Acquiring Fund and the Acquired Fund each will have satisfied the investment diversification requirements of Section 817(h) of the Code for all taxable quarters since its inception, including the last short taxable period of the Acquired Fund ending on the Closing Date and the taxable quarter of the Acquiring Fund that includes the Closing Date. (e) On the Closing Date, the SEC shall not have issued an unfavorable report under Section 25(b) of the 1940 Act, or instituted any proceeding seeking to enjoin the consummation of the transactions contemplated by this Agreement under Section 25(c) of the 1940 Act. Furthermore, no action, suit or other proceeding shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with this Agreement or the transactions contemplated herein. Section 5.3 Conditions Precedent to LSAVST's Obligations With Respect to the Acquiring Fund. The obligation of
LSAVST to consummate the Reorganization on behalf of the Acquiring Fund is subject to the satisfaction, at or prior to the Closing Date, of the following conditions. (a) The representations and warranties of LSAVST on behalf of the Acquired Fund participating in the Reorganization set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made as of the Closing Date. (b) LSAVST shall have complied with and satisfied in all material respects all agreements and conditions that this Agreement requires LSAVST, on behalf of the Acquired Fund, to comply with or satisfy at or prior to the Closing Date. ARTICLE 6

                            TERMINATION OF AGREEMENT

Section 6.1 Termination. (a) This Agreement may be terminated on or prior to the Closing Date at the election of any party: (i) if the applicable Closing Date shall not be on or before the date set out under "Closing Date" in Section 1.1, or such later date as the parties hereto may agree upon, unless the failure to consummate the Reorganization is the result of a willful and material breach of this Agreement by the party seeking to terminate it; or (ii) by written agreement of each party to this Agreement. (b) A termination pursuant to Section 6.1(a)(i) above shall be effectuated by the delivery by the terminating party to the other party of a written notice of such termination. (c) In the event of any such termination, in the absence of willful default, there shall be no liability for damages on the part of the Acquiring Fund, the Acquired Fund or LSAVST, including its Trustees or officers. Section 6.2 Survival After Termination. If this Agreement is terminated in accordance with Section 7.1 hereof and the Reorganization is not consummated, this Agreement shall become void and of no further force and effect except for the provisions of Section 4.2. ARTICLE 7

                                 MISCELLANEOUS

Section 7.1 Survival of Warranties and Covenants.  With the exception of Section
4.2 of this Agreement, the warranties and covenants in this Agreement shall not survive the consummation of the transactions contemplated hereunder. Section 7.2 Governing Law. This Agreement shall be construed and interpreted according to the laws of the state of Delaware. Section 7.3 Binding Effect, Persons Benefiting, No Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns of the parties. Nothing in this Agreement is intended or shall be construed to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof. Without the prior written consent of the parties hereto, this Agreement may not be assigned by any of the parties hereto. Section
7.4  Obligations  of LSAVST (with respect to the Acquiring Fund and the Acquired
Fund). (a) LSAVST hereby acknowledges and agrees that the Acquiring Fund is a separate investment portfolio of LSAVST, that LSAVST is executing this Agreement on behalf of the Acquiring Fund, and that any amounts payable by LSAVST under or in connection with this Agreement and that arise out of the Acquiring Fund's obligations or performance of its obligations hereunder shall be payable solely from the revenues and assets of the Acquiring Fund. LSAVST further acknowledges and agrees that (with respect to the Acquiring Fund) this Agreement has been executed by a duly authorized officer of LSAVST in his or her capacity as an officer of LSAVST intending to bind LSAVST as provided herein, and that no officer, trustee or shareholder of LSAVST shall be personally liable for the liabilities or obligations of LSAVST incurred hereunder. (b) LSAVST hereby acknowledges and agrees that the Acquired Fund is a separate investment portfolio of LSAVST, that LSAVST is executing this Agreement on behalf of the Acquired Fund and that any amounts payable by LSAVST under or in connection with this Agreement and that arise out of the Acquired Fund's obligations or performance of its obligations hereunder shall be payable solely from the revenues and assets of the Acquired Fund. LSAVST further acknowledges and agrees that (with respect to the Acquired Fund) this Agreement has been executed by a duly authorized officer of LSAVST in his or her capacity as an officer of LSAVST intending to bind LSAVST as provided herein, and that no officer, trustee or shareholder of LSAVST shall be personally liable for the liabilities of LSAVST incurred hereunder. Section 7.5 Amendments. This Agreement may not be amended, altered or modified except by a written instrument executed by the parties; provided, however, that following the Acquired Fund Shareholders Meeting, no such amendment may have the effect of changing the provision for determining the number of Acquiring Fund Shares to be issued to Acquired Fund Shareholders under this Agreement to the detriment of such shareholders without their further approval. Section 7.6 Interpretation. When a reference is made in this Agreement to any Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Any table of contents or headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." Each representation and warranty contained in Article 3 or 4 that relates to a general category of a subject matter shall be deemed superseded by a specific representation and warranty relating to a subcategory thereof to the extent of such specific representation or warranty. Section 7.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and each of which shall constitute one and the same instrument. Section 7.8 Entire Agreement. This Agreement and any documents executed by the parties simultaneously herewith or pursuant thereto, constitute the entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, written or oral, between the parties with respect to such subject matter. Section 7.9 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or by overnight courier, two days after being sent by registered mail, return receipt requested, or when sent by telecopier (with receipt confirmed), provided that, in the case of a telecopied notice, a copy is also sent by registered mail, return receipt requested, or by courier, addressed as follows (or to such other address as a party may designate by notice to the other): (a) If to LSAVST: LSA Variable Series Trust c/o Allstate Life Insurance Company 3100 Sanders Road, Suite K4A Northbrook, IL 60062 Attention: John R. Hunter Fax: 847-326-7458 (b) If to LSAAM: LSA Asset Management LLC c/o Allstate Life Insurance Company 3100 Sanders Road, Suite J5B Northbrook, IL 60062 Attention: Bruce A. Teichner, Esq. Fax: 847-402-2958 [remainder of page intentionally blank] IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

LSA VARIABLE SERIES TRUST,
acting on behalf of its Disciplined Equity Fund


By:     /s/ John R. Hunter
        Name:  John R. Hunter
        Title:  President

LSA VARIABLE SERIES TRUST,
acting on behalf of its Focused Equity Fund


By:     /s/ John R. Hunter
        Name:  John R. Hunter
        Title:  President

LSA ASSET MANAGEMENT LLC,
but only for purposes of Section 4.2 of the Agreement


By:     /s/ Bruce A. Teichner
        Name:  Bruce A. Teichner
        Title:  Assistant General Counsel